Exhibit 99.1

Contacts:

Tripos, Inc.

Dr. John P. McAlister

President and Chief Executive Officer

(314) 951-3138

jmcalister@tripos.com

(Media only)

Waggener Edstrom Worldwide

Healthcare Practice

Lisa Osborne

Account Director

(202) 772-1091

lisao@waggeneredstrom.com

For Immediate Release

Oct. 25, 2007

Tripos Announces Initial Minimum Liquidating Distribution of $0.47 per Share
Payable Nov. 13, 2007; $3.9 Million to Be Transferred to Liquidating Trust

ST. LOUIS — Oct. 25, 2007 — Tripos, Inc. (OTCBB: TRPS), announced today that its board of directors has authorized a minimum initial liquidating distribution of $0.47 per share. Absent any unexpected developments, the initial distribution will be payable in cash beginning on Nov. 13, 2007, to shareholders of record on Nov. 8, 2007. The initial distribution is subject to increase based upon the results of continuing efforts to finalize Tripos’ net assets available for liquidation. To receive payment, shareholders must submit their stock certificates, together with a properly executed letter of transmittal, to Tripos’ transfer agent.

Tripos will close its stock transfer books on Nov. 8, 2007, and no further record transfers of stock will be processed after that date.

Concurrently with the shareholder distribution, Tripos expects to transfer its remaining assets, consisting primarily of cash and amounts due Tripos of at least $3.9 million, to a liquidating trust. All Tripos shareholders as of the record date will receive a non-transferable, uncertificated beneficial interest in the liquidating trust. The trustees for the liquidating trust will be Gary Meredith, Dr. John P. McAlister and The Bank of New York Mellon. The assets of the liquidating trust, as ultimately realized by the trustees, will be used to satisfy any remaining liabilities of Tripos, pending distribution to shareholders.

Included in the assets of the liquidating trust is approximately $900,000 due from its divested operations. These amounts arise under the asset purchase and sale agreements and from interim operating activities

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since the March 2007 sale. Tripos has demanded payment of the substantial majority of these amounts from Tripos International, a privately-held affiliate of Vector Capital, and Tripos International  has acknowledged the funds are owed to Tripos. The timing of receipt of these amounts is subject to final determination among the parties, and Tripos believes that these amounts will be funded and distributed to Tripos shareholders in the near future. However, no assurance can be given regarding the timing and ultimate realization of these amounts.

The board also recently determined to reserve from the initial distribution to shareholders and transfer to the liquidating trust an amount equal to the estimated maximum liability exposure of Tripos, including any potential tax exposure. The potential liability exposure includes the uncertainties discussed in the company’s Quarterly Reports on Form 10-Q for the first and second quarters of 2007. The board increased the amount included in the liquidating trust from the reserves on its June 30, 2007, balance sheet in order to minimize the risk, under Utah law, of shareholders being liable for the return of any distributions received if, following the initial distribution, Tripos became subject to liabilities greater than the cash or other assets available to satisfy any potential Tripos liabilities. Based on communications with shareholders, the board believes that shareholders prefer an initial distribution as soon as is practical rather than waiting for the final resolution of all issues. The timing and amounts of any subsequent distributions are dependent upon resolution of the remaining issues.

Shareholders who hold Tripos common stock as a capital asset will generally recognize a capital loss (or gain) in an amount equal to the difference between their cost basis in their Tripos common stock and the per-share amount of cash and interest in the liquidating trust received by them as part of the liquidating distribution. These amounts will be reflected in a Form 1099 to be delivered to shareholders following the end of the year; the value of the interests in the trust cannot be ascertained at this time.

Immediately following the liquidating distribution, Tripos will deregister as a reporting company with the Securities and Exchange Commission. The liquidating trust will not register with the SEC, but will voluntarily provide annual unaudited financial information to persons with a beneficial interest in the liquidating trust, and will make prompt public disclosure of material developments of the type required to be reported in a Current Report on Form 8-K.

Forward-Looking Statements

This press release contains forward-looking statements concerning, among other things, Tripos’ future prospects, including: (1) Tripos’ ability to satisfy its creditors out of resources currently available; (2) the ultimate amount of net assets available for distribution to shareholders, immediately or in the future; and (3) the ultimate determination of the amount of taxes payable to U.S. and foreign tax authorities. In particular, Tripos’ ability to make distributions to its shareholders is subject to the risk that Tripos incurs additional liabilities that Tripos does not now anticipate, that Tripos’ expenses prove higher than expected, that the settlement of Tripos’ liabilities are higher than expected or that the distributions are delayed.  These statements are based upon numerous assumptions that Tripos cannot control and involve risks and uncertainties that could cause actual results to differ. These statements should be understood in light of the risk factors set forth in Tripos’ filings with the SEC, including, without limitations, those factors set forth in Tripos’ Annual Report on Form 10-K for the fiscal year ended Dec.31, 2006, and those matters described from time to time in Tripos’ periodic filings with the SEC. Except as otherwise required under federal securities laws and the rules and regulations of the SEC, Tripos does not have any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events, changes in assumptions or otherwise.

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Tripos and the Tripos logo are registered trademarks of Tripos, Inc., and/or its affiliates in the United States and certain other countries. All other trademarks mentioned in this document are the property of their respective owners.